                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                    Contact:
                                    Robert A. Virtue, President
                                    Douglas A. Virtue, Executive Vice President
                                    Robert E. Dose, Chief Financial Officer
                                    Virco Mfg. Corporation
                                    (310) 533-0474

                    Virco(R) Announces Third Quarter Results

Torrance, California, December 15, 2003 - Virco Mfg. Corporation(R) (AMEX: VIR) today released its third quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO:

October 31, 2003 marked the end of the worst third quarter in our history, a quarter in which sales declined 23% and we incurred a net loss (including operations and restructuring) of $7,675,000. Here are the numbers:

                                               Three Months Ended                 Nine Months Ended
                                           10/31/2003       10/31/2002      10/31/2003        10/31/2002
                                           -------------------------------------------------------------
                                                      (in thousands, except per share data)
Sales                                      $  65,802         $ 85,022        $ 162,843        $  209,354
Cost of Sales                                 46,937           53,805          112,601           132,849
                                           -------------------------------------------------------------
Gross Margin                                  18,865           31,217           50,242            76,505
Selling, General & Administrative             21,951           25,899           60,785            67,707
Separation Costs                               4,589                -           12,377                 -
                                           -------------------------------------------------------------
(Loss)/Income before Taxes                    (7,675)           5,318          (22,920)            8,798
Income Tax Expense/(Benefit)                       -            2,074           (2,946)            3,431
                                           -------------------------------------------------------------
Net (Loss)/Income                          $  (7,675)         $ 3,244        $ (19,974)        $   5,367
                                           =============================================================
Net (Loss)/Income per share(a)             $   (0.59)         $  0.24        $   (1.52)        $    0.40
Weighted average shares outstanding(a)        13,099           13,457           13,107            13,493

(a) For fiscal year 2003, net loss per share was calculated based on basic shares outstanding at October 31, 2003, due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

                                                10/31/2003     01/31/2003
                                                ----------     ----------
Current Assets                                  $  57,229    $    66,068
Non-Current Assets                                 80,721         88,728
Current Liabilities                                53,529         27,320
Non-Current Liabilities                            22,354         44,702
Stockholders' Equity                               62,067         82,774

Although the classroom furniture market suffers periodic downturns, its general character since World War II has been stable. Nothing in our experience prepared us for a collapse of this magnitude or suddenness. Despite workforce reductions of 40% executed in the midst of our summer delivery season, we were unable to downsize quickly enough to offset the impact of the revenue decline on our income statement.

Given the magnitude of this year's loss, it's worth restating what we said in our second quarter report: by using voluntary separation packages first and then resorting to mandatory layoffs, we achieved two-for-one savings in ongoing operations versus restructuring costs. Our annual payroll alone has been reduced by over $22,000,000, compared to separation charges of $12,400,000.

We were able to control our liquidity. Careful management of inventories and a favorable balance between depreciation and capital expenditures brought net borrowings to within $5,000,000 of last year's third quarter figure. Net proceeds of $5,500,000 from the sale of our former Los Angeles factory subsequent to the close of the quarter resulted in net borrowings of approximately $22,000,000 on December 15. This figure is approximately $3,000,000 less than last year at the same date and we expect to finish 2003 with less bank debt than we started with.

Our financial partner Wells Fargo has been very supportive of both our restructuring and growth initiatives. As in the second quarter we violated several of our loan covenants, but Wells has again waived these while working to create a hybrid revolving credit facility that combines elements of asset based and cash flow structures. We expect to have a new agreement in place within 30 days, at which time we will issue a press release explaining its relevant details. The new agreement is being carefully structured to provide adequate liquidity for 2004.

We have reported previously on the split character of classroom furniture purchases during this recession. Bond funded projects continue to be strong, while day-to-day replacements supported by operating budgets are weak. This pattern has continued through the second half of 2003, but the good news is that our Furniture Focus program is allowing us to capture a higher proportion of the bond-funded turnkey projects. New states where we completed Furniture Focus installations in 2003 were California, Arizona, Oregon, Washington, Iowa, and Illinois. Projects in the specification phase for 2004 are up threefold compared to 2003, partly due to expansion into other states and partly due to an increase in the number of districts seeking these services.

Obviously the question on shareholders' minds is: "When will Virco turn around?" We've adjusted our cost structure dramatically to the point where we anticipate profitable operations at about $200,000,000 in annual revenue, but we cannot yet predict if the bottom has been reached in terms of demand. If it hasn't, and if orders fall further from this year's levels, we may have to endure another year of breakeven or slightly unprofitable operations. We expect any upturn in business to generate positive leverage on results.

As with prior recessions we expect to emerge stronger relative to other classroom furniture makers, most of whom are private and therefore aren't reporting their struggles during this difficult period. We have a complete new line of mid-priced ergonomic furniture for the classroom that will be unveiled at NEOCON next June, and another in the works specifically designed to take advantage of ATS. These new products will add to the pricing and specification power we already have with our Furniture Focus packages, which promise to be a growing part of our revenue stream. We remain focused on these opportunities and look forward to a restoration of appropriate funding for the nation's public and private schools.

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies, our ability to continue to control costs and inventory levels, the potential impact of our Assemble-to-Ship program on earnings, market demand, pricing and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the markets for school and office furniture generally and specifically in areas and with customers with which we conduct our principal business activities, customer confidence, and competition. See our Annual Report on Form-10K for year ended January 31, 2002, and other materials filed with the Securities and Exchange Commission for further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

                                  END OF FILING